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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                               SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. ______)*


                             HealthCentral.com
          -------------------------------------------------------
                             (Name of Issuer)


                               Common Stock
          -------------------------------------------------------
                     (Title of Class of Securities)


                                 42221V106
          -------------------------------------------------------
                              (CUSIP Number)


                               June 16, 2000
          -------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

   / /  Rule 13d-1(b)
   /x/  Rule 13d-1(c)
   / /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                              Page 1 of 6 pages

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CUSIP No. 42221V106                   13G              Page ____ of ____ Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

     ACACIA VENTURE PARTNERS II, L.P.      94-3318759
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  2,455,902
                             --------------------------------------------------
NUMBER OF SHARES              (6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     --------------------------------------------------
EACH REPORTING                (7) SOLE DISPOSITIVE POWER
PERSON WITH:
                                  2,455,902
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,455,902
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.4% (BASED ON 45,136,884 TOTAL SHARES OUTSTANDING AS OF JUNE 16, 2000)
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 6 pages

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CUSIP No. 42221V106                   13G              Page ____ of ____ Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

     SOUTH POINTE VENTURE PARTNERS II, L.P.     94-3328888
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  479,000
                             --------------------------------------------------
NUMBER OF SHARES              (6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     --------------------------------------------------
EACH REPORTING                (7) SOLE DISPOSITIVE POWER
PERSON WITH:
                                  479,000
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     479,000
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.1% (BASED ON 45,136,884 TOTAL SHARES OUTSTANDING AS OF JUNE 16, 2000)
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 3 of 6 pages

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ITEM 1.
           (a) Name of Issuer

               HEALTHCENTRAL.COM

           (b) Address of Issuer's Principal Executive Offices

               6001 SHELLMOUND STREET, SUITE 800, EMERYVILLE, CA 94608

ITEM 2.
           (a) Name of Persons Filing

               ACACIA VENTURE PARTNERS II, L.P. AND SOUTH POINTE VENTURE PARTNERS II, L.P. SEVERAL OF THE MANAGING MEMBERS OF THE GENERAL PARTNER OF ACACIA VENTURE PARTNERS II, L.P. ARE GENERAL PARTNERS OF SOUTH POINTE VENTURE PARTNERS II, L.P.

           (b) Address of Principal Business Office or, if none

               ACACIA VENTURE PARTNERS
               101 CALIFORNIA STREET, SUITE 3160,
               SAN FRANCISCO, CA  94011

           (c) Citizenship

               DELAWARE

           (d) Title of Class of Securities

               COMMON STOCK

           (d) CUSIP Number

               42221V106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) / / Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

           (b)  / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                78c);

           (c) / / Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

           (d) / / An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

           (e)  / /  An investment adviser in accordance with
                Section 240.13d-1(b)(1)(ii)(E);

           (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

           (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);

           (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.    OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount Beneficially Owned:

              ACACIA VENTURE PARTNERS II, LP.:  2,455,902

                              Page 4 of 6 pages

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               SOUTH POINTE VENTURE PARTNERS II, L.P.:  479,000

          (b)  Percent of Class:

               ACACIA VENTURE PARTNERS II, L.P.:  5.4%
               SOUTH POINTE VENTURE PARTNERS II, L.P.:  1.1%

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:

                     ACACIA VENTURE PARTNERS II, L.P.:  2,455,902
                     SOUTH POINTE VENTURE PARTNERS II, L.P.:  479,000

               (ii)  Shared power to vote or to direct the vote:

                     -0-

               (iii) Sole power to dispose or to direct the disposition of:

                     ACACIA VENTURE PARTNERS II, L.P.: 2,455,902
                     SOUTH POINTE VENTURE PARTNERS II, L.P.:  479,000

               (iv)  Shared power to dispose or to direct the disposition of:

                     -0-

INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

INSTRUCTION:  Dissolution of a group requires a response to this item.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF A GROUP

         Not applicable.

ITEM 10.      CERTIFICATION

              (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

         Not applicable.

              (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 5 of 6 pages

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                                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



ACACIA VENTURE PARTNERS II, L.P.

BY:  ACACIA MANAGEMENT, LLC
     ITS GENERAL PARTNER

     BY:   /s/  C. SAGE GIVENS
        --------------------------------
                C. SAGE GIVENS



SOUTH POINTE VENTURE PARTNERS II, L.P.

     BY:   /s/  C. SAGE GIVENS
        --------------------------------
                C. SAGE GIVENS
                ITS GENERAL PARTNER



                              Page 6 of 6 pages